Exhibit (e)(1)
To
Apax Partners Worldwide LLP
The Blackstone Group International Limited
Permira Advisers KB
Providence Equity Partners Limited
Kohlberg Kravis Roberts & Co. Ltd.
(together the “Sponsors”)
Copenhagen, 17 October 2005
Dear Sirs,
CONFIDENTIALITY AND STANDSTILL AGREEMENT
1.	INTRODUCTION

1.1	In your letters of 21 July, 11 August and 3 October 2005 (the “Proposal”), you have expressed an interest in exploring the possibility of certain funds advised or managed by you (together the “Funds”), through a company created for such purpose (“Newco”), making a public tender offer (the “Offer”) for the entire issued share capital in TDC A/S, CVR-no. 14 77 39 08 (TDC A/S and its direct and indirect subsidiaries and associated companies are jointly referred to as the “Company”) (such possible transaction is hereinafter referred to as the “Proposed Transaction”). In connection therewith you and your Authorised Representatives (as defined below) may be furnished with Confidential Information (as defined below). As a condition for being furnished with such Confidential Information, you hereby agree to treat the Confidential Information pursuant to the terms of this Confidentiality and Standstill Agreement (the “Agreement”).

1.2	For the purposes of this Agreement, “Confidential Information” means any and all financial, technical, operational, administrative, business, corporate, commercial and any other information and data whatsoever relating to the Company and the Proposed Transaction which are provided to the Sponsors or their respective Authorised Representatives, whether orally, visually or in writing (including electronic transfer, and by any media), by the Company, its directors, officers, employees, advisers and other agents, in connection with the Proposed Transaction, whether before or after the execution of this Agreement. In addition, “Confidential Information” includes any and all notes, analysis, compilations, studies and other documents, whether prepared by you or your Authorised Representatives, containing, reflecting or otherwise derived from the said information. Also, “Confidential Information” includes information regarding Discussions (see definition in 1.3).

1.3	For the purpose of this Agreement “Discussions” means any discussions or negotiations concerning the Proposed Transaction involving, directly or indirectly, the Company, its board of directors, management, employees, advisers or agents (collectively, the “Company Representatives”), including but not limited to the terms, conditions and other facts with respect thereto, including the status thereof.

2.	CONFIDENTIALITY OBLIGATIONS

2.1	You will use the Confidential Information solely for purposes of evaluating, considering, financing and potentially negotiating the Proposed Transaction, including, if relevant, preparing the documents required under applicable laws and regulations to be presented in connection with making the Offer.

2.2	You will keep the Confidential Information strictly confidential and secure, and will not disclose the Confidential Information or any part thereof, to any natural or legal person other than (i) your directors, partners, members or other persons holding positions corresponding to directorships, officers, employees, (ii) the Funds, (iii) your and the Funds’ affiliates, (iv) advisers or persons having had contact that may result in them becoming advisers (identified by you as being those set forth in Schedule 2.2a (collectively, together with their respective affiliates, “Named Advisers”)), (v) financing sources (identified by you as being Barclays Capital, Barclays Bank PLC, Credit Suisse, Deutsche Bank AG, London Branch, JP Morgan PLC, JP Morgan Chase Bank, N.A., The Royal Bank of Scotland plc, GSO Capital, Perry Capital UK LLP, SGAM/TGW and Park Square (collectively, together with their respective affiliates, and their legal advisers (or persons having had contact that may result in them becoming legal advisers to such financing sources) identified by you as being those set forth in Schedule 2.2b, “Named Financing Sources”)) and (vi) any financial printer, information agent, settlement agent and dealer manager retained by or on behalf of you or Newco (collectively, together with their respective affiliates and legal advisers, “Service Providers”) (such persons receiving Confidential Information are collectively referred to as your “Authorised Representatives”). You will only disclose Confidential Information to your Authorised Representatives to the extent they strictly need to know such information for the purposes of assessing, financing and negotiating the Proposed Transaction and for preparing the Offer. Any disclosure of Confidential Information to your Authorised Representatives shall be subject to you prior to such disclosure providing the Company with a signed statement legally binding such persons, whereby such persons undertake to abide by the terms of this Agreement as if party hereto, cf. the attached Appendix A. You undertake not to provide any Confidential Information to any advisers or financing sources other than the Named Advisers and the Named Financing Sources, without the Company’s consent, such consent not to be unreasonably withheld or delayed.

2.3	You will keep and you shall instruct your Authorised Representatives to keep a list of all professional persons (for the avoidance of doubt, such list not to include administrative staff providing services such as word processing, photocopying and mail delivery in the ordinary course of business) being provided with Confidential Information, identifying such persons by name and position and time of such person being informed about the Confidential Information. Upon the Company’s reasonable written request you will provide and use your reasonable efforts to procure that your Authorised Representatives provide the Company with the said lists.

2.4	Without limiting the foregoing, neither you nor your Authorised Representatives shall make any contact to or have any discussions about or give any information or comments about the Proposed Transaction and the Discussions and your, the Funds’ or the Company’s part therein with or to the press or the public in general, except with the prior written consent of the Company.

2.5	You and your Authorised Representatives will not make any print or copy whatsoever of any written material containing Confidential Information or authorise any other person to do so, except printing or copying solely for the purposes of reviewing or supplying Confidential Information to persons to whom disclosure of such information is expressly permitted by this Agreement.

2.6	The restrictions on use, disclosure and copying of Confidential Information shall not apply to any part of the Confidential Information which
i.	was generally available to the public at the time of its use or disclosure;

ii.	subsequently becomes generally available to the public other than as a result of any non-compliance with the terms of this Agreement by you or your Authorised Representatives;

iii.	is disclosed to you or your Authorised Representatives by a third party who is lawfully in possession thereof and has a lawful right to make a disclosure to the general public;

iv.	was in the possession of you or your Authorised Representatives prior to its disclosure in connection with the Proposed Transaction;

v.	is required to be disclosed pursuant to legislation or regulation, applicable accounting or stock exchange regulations or by order of a court of competent territorial and subject-matter jurisdiction; or

vi.	is strictly necessary to be disclosed in connection with any litigation, arbitration or other similar legal proceedings relating to the Proposed Transaction, the Offer and/or this Agreement.
In the event that you or any of your Authorised Representatives become legally compelled to disclose any part of the Confidential Information, you or your Authorised Representative will promptly and, if legally possible, before such disclosure notify the Company thereof, thus permitting the Company to seek a protective order or take other appropriate legal action. If you or any of your Authorised Representatives are obliged to make such a disclosure, you and your Authorised Representatives shall only make such disclosure to the extent you and your Authorised Representatives are obliged but not further or otherwise.

2.7	Upon written demand by the Company, you and your Authorised Representatives will promptly return to the Company or destroy (such destruction to be confirmed by you in writing to the Company) all written Confidential Information in your or their possession. Neither you, nor your Authorised Representatives are entitled to retain any copy, extract or other reproduction containing Confidential Information or any part thereof. In addition, all documents, memoranda, notes and any other written material prepared by you or your Authorised Representatives on the basis of the Confidential Information shall to the extent possible be destroyed and, if possible, erased from all computers, data bases and other devices holding such information and such destruction and erasure shall be confirmed by you in writing to the Company, in each case except as provided in the following sentence. If and when to the extent such destruction is not technically possible, or if you or your Authorised Representatives are compelled by applicable laws or regulations, mandatory rules of professional ethics or any internal document retention policy or procedure of any bank or other regulated financial services institution to maintain copies of Confidential Information, (i) the Company shall be so informed in writing and (ii) confirmation in writing to the Company that the restrictions on use of the Confidential Information set out herein will be adhered to shall be provided by you or your Authorised Representatives, as applicable.

2.8	The confidentiality obligations set forth herein shall continue in effect, notwithstanding any termination of this Agreement or decision by you or the Company not to proceed with the Proposed Transaction and/or the Discussions, so that the confidentiality obligations shall cease to have effect only at the earlier of (i) such time and to such extent as the Confidential Information becomes public according to Clause 2.6 above and (ii) 3 years from the date of this Agreement.

3.	NO WARRANTY

You hereby agree that neither the Company nor any of its directors, officers, employees, advisers or other agents have made or make any representation or warranty as to the correctness, accuracy or completeness of the Confidential Information or as to the sufficiency or suitability thereof for your purposes, and that none of such persons undertake to provide you with any additional information or to update the Confidential Information or to correct any inaccuracy or error in the Confidential Information that may become known to them. In addition, you hereby agree that neither the Company nor the Company Representatives shall have any liability to you or your Authorised Representatives for your and your Authorised Representatives’ use of the Confidential Information.

4.	INSIDE INFORMATION; STOCK EXCHANGE REGULATIONS

4.1	Some or all of the Confidential Information as well as the Proposed Transaction, the Discussions and the status thereof, from time to time, may be or may become insider information about the Company and the shares and other securities issued by the Company, cf. Section 34(2) of the Danish Securities Trading Act (“Værdipapirhandelsloven”). Neither the Company nor the Company Representatives undertake any obligation to inform or advise you beforehand or subsequently about whether or not any particular Confidential Information etc. is or could become insider information.

4.2	You acknowledge and agree that you and your Authorised Representatives may be or may become, from time to time, insiders in relation to the Company within the meaning of Chapter 10 of the Danish Securities Trading Act and you confirm that in a such event you and your Authorised Representatives will comply with the restrictions and obligations arising out thereof, including the following:
i.	For as long as you have insider information which could be of importance to a transaction concerning securities of the Company you shall abstain from buying or selling or inducing others to buy or sell shares or other securities of the Company in violation of Section 35 of the Danish Securities Trading Act, which, however, shall not preclude you from making an Offer, cf. Section 35(2) (1) of the Securities Trading Act, after the Stand Still Period and subject to the presentation of such an Offer otherwise being in compliance with this Agreement.

ii.	You are aware of and accept to adhere to Section 36 of the Danish Securities Trading Act, which provides that any person with insider information shall be prohibited from disclosing such information to any other party unless such dis-

closure is made within the normal course of the exercise of his employment, profession or duties.

iii.	Your Authorised Representatives are subject to these restrictions and obligations, and you undertake to make them aware thereof by procuring their execution of Appendix A.
4.3	You acknowledge and agree that the responsibility for determining whether at any point in time you or your Authorised Representatives would be insiders for the purpose of the Danish Securities Trading Act shall rest with you and your Authorised Representatives and not with the Company or the Company Representatives.
4.4	In addition to the restrictions and obligations set forth above, you and your Authorised Representatives acknowledge that United States or other foreign securities regulations may be applicable to the Proposed Transaction and the Company’s shares and other securities, and that your compliance with such securities regulations is your responsibility and not the responsibility of the Company or the Company Representatives.

5.	UNDERTAKING RE. EMPLOYEES

If the Proposed Transaction is not completed with the Funds or an entity controlled by the Funds as the buyer, you undertake that for a period of 18 months after the date hereof you shall not hire any person who is a manager, director or other senior-level employee of the Company with whom you have contact in connection with the Proposed Transaction or in relation to whom you have received non-public information specific to such individual (and not to include, for the avoidance of doubt, information relating to groups of managers, directors and/or employees) as part of the Confidential Information or the Discussions without the prior written consent of us, or in any way cause or encourage such employees to leave the Company; provided that the foregoing provisions shall not prohibit the solicitation or employment of any such person (i) resulting from general advertisements for employment conducted by you (including any recruitment efforts conducted by any recruitment agency, provided that you have not directed such recruitment efforts at such person) or (ii) if such person approaches you for employment following cessation of such person’s employment with the Company without any solicitation or encouragement by you during such employment.

6.	CONTACTS AND STANDSTILL

6.1	During the Stand Still Period (as defined below), without the prior written consent of the Company (or such persons to whom such powers may have been delegated), you and your Authorised Representatives will direct any questions concerning the Confidential

Information exclusively to the following representatives of Goldman Sachs International (“Goldman Sachs”) (or representatives identified by any of them): Gordon Dyal, Luca Ferrari, Simon Holden. Except as aforesaid or as required by law or regulation or legal or judicial order, you and your Authorised Representatives shall not initiate or otherwise engage in any communication with any director, officer, employee, adviser, agent, direct or indirect shareholder of the Company or any adviser or purported adviser of such direct or indirect shareholder of the Company, customer or competitor of the Company or, subject to the following, any authority for the purposes of discussing any Confidential Information without the prior consent of the Company or Goldman Sachs. For the avoidance of doubt, we agree that you and your Authorised Representative may discuss the Proposed Transaction on a strictly confidential basis with the Danish Commerce and Companies Agency, the Copenhagen Stock Exchange and the U.S. Securities and Exchange Commission, and, subject to our prior consent, the relevant competition authorities and the relevant regulatory authorities to the extent required to prepare the Offer. The Company reserves the right to be represented in meetings with public authorities other than the Copenhagen Stock Exchange or the U.S. Securities and Exchange Commission to the extent (a) information about the Company (including proposed changes to organizational documents or future business of the Company to the extent the name of the Company is disclosed) is disclosed (but only for those portions of such meetings) and (b) legally permissible. Furthermore, you and your Authorised Representatives shall not in any way without the prior written consent of the Company (or of such persons to whom such powers may have been delegated) initiate or otherwise engage in any discussions or negotiations or other forms of communication with the management or other employees of the Company pertaining to the Proposed Transaction, their future terms of employment, or their future relationship with you as the possible acquirer and owner of the Company.

6.2	During the Stand Still Period, you further covenant and agree not, directly or indirectly, to:
i.	buy or sell;

ii.	commit, agree or procure to buy or sell;

iii.	offer to buy or sell;

iv.	accept any offer, commitment or undertaking to buy or sell;

v.	solicit any offer to buy or sell;

vi.	enter into any type of hedging or ancillary agreements or arrangements based on, or referring to the Company or its shares or other securities;

vii.	instruct any third party to do any of the foregoing on your behalf;

viii.	assist or encourage any third party to do any of the foregoing; and

ix.	undertake, commence or continue any discussions, contacts or negotiations or in any other way (whether directly or indirectly) undertake any actions for the purpose of acquiring or selling or borrowing, now or at any point of time in the future;
any shares or other securities in the Company, or any securities or instruments related thereto, including without limitations any options or other financial instruments that are issued or that may be issued after the date hereof. Notwithstanding the provisions of this Clause 6, (i) you and your Authorised Representatives may consider and evaluate the Proposed Transaction and the financing thereof, and engage in Discussions with the Company, in accordance with the other provisions of this Agreement and (ii) from and after the date of commencement of the Offer, Newco shall not be prohibited from making any open market purchases of the Company’s shares in accordance with the offer document and applicable tender offer laws and regulations.
6.3	Without limiting the foregoing, for any time from the date of this Agreement and throughout the Stand Still Period, you covenant and agree that you will not, and will not direct your Authorised Representatives to, directly or indirectly, discuss the Confidential Information or the Proposed Transaction, including without limitation any potential terms of the Proposed Transaction or co-investment arrangements or other investment arrangements designed to effect or facilitate the Proposed Transaction, with any third parties who you know or reasonably ought to know are contemplating or have agreed to serve as direct or indirect contributors of equity financing in any consortium, entity, joint venture or other cooperative (regardless of the legal form thereof) which has been formed or which may be formed for the purpose of effecting such a transaction in competition with your Proposed Transaction and including any arrangements pursuant to which any such third parties will purchase equity in the Company or in you, the Funds, Newco or another legal entity created by you or at your or the Funds’ direction for the purpose of effecting the Proposed Transaction or acquiring the Company (each a “Fund Entity”) subsequent to the consummation of the Proposed Transaction by Newco, and, in each case, for purposes of funding the Proposed Transaction. Furthermore, you agree and covenant during the Stand Still Period not to agree or arrange (whether legally binding or not) (i) for any such third party to become a member of the consortium or a Fund Entity or (ii) for any such third party to acquire from the Company or a Fund Entity any equity securities of the Company or any Fund Entity, in each case, in connection with the Proposed Transaction. Your obligations hereunder shall include but not be limited to prohibiting you from making any contacts to or enter into any agreement or arrangement with Cinven, Silver Lake Partners, Apollo Management LP, BC Partners, TH Lee Putnam, Bain Capital and The Carlyle Group (the “Restricted Persons”) or any person known to you to be representatives of the Restricted Persons in connection with the Proposed Transaction or any transaction in competition with the Proposed Transaction.

6.4	You confirm that neither you nor any Fund Entity has entered into any agreement, arrangement or understanding with any Restricted Person or any person known to any Fund Entity to be a representative of any Restricted Person that provides for such Restricted Person to become a member of the consortium or a Fund Entity or to acquire from TDC A/S or a Fund Entity any equity securities of TDC A/S or any Fund Entity, in each case, in connection with the Proposed Transaction (a “Restricted Person Understanding”). You covenant and agree that, after the date hereof and during the Stand Still Period, neither you nor any Fund Entity will enter into any Restricted Person Understanding. You will procure that your obligations under this Clause 6.4 shall be assumed by Newco (or another Fund Entity that serves as a holding company for the Company upon consummation of the Proposed Transaction, in your discretion), and you and each other Fund Entity shall be released from any further liability or potential liability, without further action on the part of any person, automatically upon consummation of the Proposed Transaction by such Fund Entity. If (i) any Fund Entity has consummated the Proposed Transaction and (ii) at any time within 6 months after consummation of such Proposed Transaction by such Fund Entity, a Restricted Person (or any person known to any Fund Entity to be a representative of any Restricted Person acting on behalf of any Restricted Person) shall become a member of the consortium or a Fund Entity or acquire from TDC A/S or a Fund Entity any equity securities of TDC A/S or any Fund Entity (in each case, other than any acquisition of such equity securities in a transaction in which neither you nor any Fund Entity had the power to prevent such acquisition), then, at any time on or before the date that is 8 months after consummation of the Proposed Transaction by such Fund Entity, each shareholder TDC A/S that owns or controls more than 5 per cent and each group of shareholders in TDC A/S acting together in concert that owns or controls more than 5 per cent of the share capital of TDC A/S as of the record date for the publication of an Offer Document (as provided for in Section 1(4) of the Executive Order no 618/2005 on Take Over Offers etc.) shall have the right independent of TDC A/S to initiate legal proceedings against Newco or the Fund Entity which you have procured to assume the obligations hereunder for any breach of this Clause 6.4. After the date that is 8 months after such Proposed Transaction is consummated by such Fund Entity, all obligations of Newco and each other Fund Entity under this Clause 6.4 shall terminate and no longer be of any force or effect, except to the extent such legal proceedings have been properly and timely initiated prior to such date and then only in respect of the claims made by the claimant or claimants in such legal proceedings prior to such date. Prior to the consummation of the Proposed Transaction, TDC A/S shall have the right, in its sole discretion, to waive compliance by you or any Fund Entity with the provisions of this Clause 6.4, or to enter into any amendment to this Clause 6.4, and no shareholder in TDC A/S or group of shareholders in TDC A/S shall have any rights under any provision of this Agreement, unless and until the Proposed Transaction is consummated, and then only pursuant to, and subject to the terms and conditions of, this Clause 6.4 as it may have been waived or amended prior to such consummation.

6.5	You have informed us that, as of the date of this Agreement, neither you nor the Funds to your actual knowledge own or control, directly or indirectly, any shares or other securities in the Company, nor have you made any agreements (whether legally binding or not) with any present shareholder or holders of other securities in the Company concerning such shares or securities. You hereby agree not to direct any of your respective affiliates (a) to purchase or otherwise acquire any shares or other securities in the Company, or (b) to enter into any agreements (whether legally binding or not) with any present shareholder or holders of other securities in the Company concerning such shares or securities.

6.6	The stand still obligations provided for in this Clause 6 shall apply as from the signing of this Agreement until the earliest of (i) the time when a third party tender offer for the Company is first made public, (ii) 48 hours after we have given notice that we terminate the Discussions and (iii) 18 months from the date hereof (the “Stand Still Period”).

6.7	Except for any Restricted Person (or any person known to you or any Fund Entity to be a representative of any Restricted Person acting on behalf of any Restricted Person) becoming a member of the consortium or a Fund Entity or acquiring from TDC A/S or a Fund Entity any equity securities of TDC A/S or any Fund Entity at any time within 6 months after consummation of the Proposed Transaction by a Fund Entity (in each case, other than any acquisition of such equity securities in a transaction in which neither you nor any Fund Entity had the power to prevent such acquisition), nothing in this Clause 6 shall restrict (i) investments by limited partners in the Funds or any affiliated investment funds in the ordinary course of business (so long as, in the case of any such affiliated fund, its investment purpose is of a general nature and not limited to investing directly or indirectly in the Company), (ii) syndicating equity to limited partners of the Funds or any affiliated investment funds in the ordinary course of business (so long as, in the case of any such affiliated fund, its investment purpose is of a general nature and not limited to investing directly or indirectly in the Company) or (iii) obtaining debt financing pursuant to arrangements with any Named Financing Source or any person who becomes a financing source in compliance with the other provisions of this Agreement.

7.	DIRECTORIES TRANSACTION

If you or your Authorised Representatives are bound by a confidentiality agreement with the Company relating to the Company’s directories business (the “Directories Confidentiality Agreement” and the proposed transaction under the Directories Confidentiality Agreement, the “Directories Transaction”) then neither you or your Authorised Representatives shall be deemed to have breached either this Agreement or the Directories Confidentiality Agreement by virtue of obtaining or using Confidential Information or the Discussions (each as defined herein) and the corresponding terms as defined under the Directories Confidentiality Agreement for the purpose of the Proposed Transaction and the Directories Transaction, respectively, provided that such information is otherwise obtained and used in accordance with this Agreement and the Directories Confidentiality Agreement.

8.	RELEASE OF DEBT FINANCING SOURCES

You agree that if you give notice that you decide not to proceed with the Proposed Transaction, regardless of the reason thereof, or if a competing offer for the Company is successful and becomes unconditional, you will unconditionally permit any and all of your potential sources of debt financing for a Proposed Transaction to provide debt financing in connection with an alternative to the Proposed Transaction to any other party. You agree at the Company’s written request to confirm this release in writing to the Company.

9.	MISCELLANEOUS

9.1	Subject to Clause 7, this Agreement shall supersede all prior oral and written understandings and agreements relating to the Confidential Information and the Discussions and may not be amended, including by waiver of any right herein, except only by a written instrument signed by the Company (or any person to whom such powers have been delegated) and you (in the case of an amendment) or by the party granting the waiver (or any person to whom relevant powers have been delegated) (in the case of a waiver).

9.2	For the avoidance of doubt, nothing in this Agreement or the Discussions and negotiations between you and the Company envisaged herein:

i.	hinders or restricts the Company, its directors, officers, advisers or other agents from (a) conducting the Company’s business as they deem fit and appropriate, (b) undertaking or continuing any discussions or negotiations with other potential buyers of shares or other securities in the Company, (c) deciding on the strategy of the Company, including in relation to the Proposed Transaction and the Directories Transaction, as the board of directors and the management of the Company deem fit; or

ii.	shall imply or be interpreted to imply an obligation on a part of the Company, its board of directors or any other person or entity to proceed with or recommend the Proposed Transaction to its shareholders.
9.3	For the avoidance of doubt, nothing herein shall be construed as an offer or an agreement in relation to the Proposed Transaction. It is further understood that, other than for the matters specifically set forth herein, this Agreement shall in no way create any legal obligation whatsoever with respect to the Proposed Transaction mentioned herein, and that no such obligation can be created except by a duly authorised definitive, executed written offer, contract or agreement covering such Proposed Transaction.

9.4	The Company and its board of directors reserves the right to terminate the Discussions at any point in time upon written notice to you and without being obliged to state any reason for such termination.
9.5	The Sponsors will procure that the Authorised Representatives perform in accordance with the Agreement.

9.6	The Sponsors’ agree to advise the Funds of the Sponsors’ obligations hereunder and shall be responsible in the event of a breach of the Funds of such obligations.

9.7	Subject to Clause 6.4, this Agreement does not create any rights, claims or benefits inuring to any person or entity that is not a party to this Agreement, and no person or entity is a third party beneficiary of this Agreement.

9.8	The Sponsors’ obligations and liabilities under this Agreement shall towards the Company be several and not joint. The internal relationship between the Sponsors, the Funds and/or affiliates thereof shall have no bearing on the Company. For purposes of this Agreement, in the event any Sponsor ceases to be a member of the consortium, then any notices or exercise of rights hereunder may be given or made by the remaining Sponsors and the terms “you,” the “Sponsors” and the “consortium” shall be construed accordingly. For the avoidance of doubt, any such Sponsor shall continue to be bound by its obligations hereunder in accordance with the terms hereof.

9.9	Notwithstanding anything herein to the contrary, each of the Named Advisers and the Named Financing Sources may engage in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and other activities (and, in the case of lawyers, legal advisory services) conducted in the ordinary course of their business, provided that no Confidential Information shall be used in connection therewith and appropriate procedures are implemented (e.g., Chinese walls) to prevent access to Confidential Information by anyone providing such other services.

9.10	Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of Blackstone Group Holdings L.L.C. and its affiliates in their businesses distinct from the private equity business of that affiliate which The Blackstone Group International Limited is advising in connection with the Proposed Transaction, provided that the Confidential Information is not made available to individuals at Blackstone Group Holdings L.L.C. and its affiliates who are not involved in the private equity business of that same affiliate. The foregoing provision of this Section 9.9 shall not in any way restrict The Blackstone Group International Limited’s obligations set forth in Sections 6.3 and 6.4.

10.	GOVERNING LAW AND DISPUTES

10.1	This Agreement and any dispute or claim arising out of or in connection herewith shall be governed by and construed in accordance with the laws of the Kingdom of Denmark.

10.2	Any dispute or claim arising out of or in connection with this Agreement shall be finally settled in accordance with the “Rules of Procedure of the Danish Institute of Arbitration (Danish Arbitration)”. The language of the arbitration shall be English.

Yours sincerely

/s/ Henning Dyremose	/s/ Hans Munk Nielsen

Henning Dyremose	Hans Munk Nielsen
President and Chief Executive Officer	Senior Executive Vice President and Chief Financial Officer

Accepted and agreed by:	Accepted and agreed by:
For Kohlberg Kravis Roberts & Co. Ltd.:	For Apax Partners Worldwide LLP:

/s/ Oliver Haarman	/s/ Richard Wilson

Name: Oliver Haarman	Name: Richard Wilson
Title: Authorized Signatory	Title: Authorized Signatory
Date: 17 October 2005	Date: 17 October 2005

Accepted and agreed by:	Accepted and agreed by:
For The Blackstone Group International Limited:	For Permira Advisers KB:

/s/ Lawrence Guffey	/s/ Kurt Bjorklund

Name: Lawrence Guffey	Name: Kurt Bjorklund
Title: Authorized Signatory	Title: Authorized Signatory
Date: 17 October 2005	Date: 17 October 2005

Accepted and agreed by:
For Providence Equity Partners Limited:

/s/ Gus Schwed

Name: Gus Schwed
Title: Authorized Signatory
Date: 17 October 2005